Exhibit 5.1

[Letterhead of Hunton & Williams LLP]

June 15, 2010

The Board of Directors

Altria Group, Inc.

6601 West Broad Street

Richmond, Virginia 23230

Altria Group, Inc.

Registration of Shares for 2010 Performance Incentive Plan,

Stock Compensation Plan for Non-Employee Directors

Ladies and Gentlemen:

We have acted as counsel to Altria Group, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 50,750,000 shares of the Company’s common stock, $0.33 1/3 par value per share (the “Shares”), to be offered pursuant to the 2010 Performance Incentive Plan (the “2010 Plan”) and the Stock Compensation Plan for Non-Employee Directors (the “Stock Compensation Plan”). The 2010 Plan and the Stock Compensation Plan are collectively referred to herein as the “Plans.”

This opinion is being furnished to you in accordance with Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In rendering this opinion, we have relied upon, among other things, our examination of the Plans and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to issue the Shares; and

2. the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP